 EX‑35.13

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Annual Statement of Compliance

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25

VIA: EMAIL

Banc of America Merrill Lynch Commercial Mortgage Inc.

One Bryant Park

New York, New York 10036

Attention: Leland F. Bunch, III

leland.f.bunch@baml.com

Morgan Stanley Capital I, Inc.

1585 Broadway

New York, New York 10020

Attention: Jane Lam

Jane.lam@morganstanley.com

Eightfold Real Estate Capital, L.P.

1111 Lincoln Road, Suite 802

Miami Beach, Florida 33139

Attention: Brian Tageson

btageson@eigthfoldcapital.com

17g5informationprovider@usbank.com

Re: Pooling and Servicing Agreement dated as of October 1, 2015 (the "Agreement") between Banc of America Merrill Lynch Commercial Mortgage Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor and U.S. Bank National Association, as Trustee, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian.

I, Michael Farrell, a Senior Vice President of U.S. Bank National Association, as Custodian, as a certifying servicer hereby certify that:

(1) A review of the activities of the Custodian during the preceding calendar year (the “Reporting Period") and of the performance of the Custodian under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Custodian has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 01, 2017

U.S. Bank National Association, as Custodian

By: /s/ Michael Farrell

Michael Farrell

Senior Vice President